PROSPECTUS SUPPLEMENT DATED JULY 16, 1998
TO PROSPECTUS DATED MAY 8, 1998

                                  $150,000,000

                                     [LOGO]

                   6% CONVERTIBLE SUBORDINATED NOTES DUE 2005
                               ------------------

    THIS PROSPECTUS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROSPECTUS DATED MAY 8, 1998 (THE "PROSPECTUS"). THE SELLING HOLDERS TABLE ON PAGE 66 OF THE PROSPECTUS IS HEREBY SUPPLEMENTED TO INCLUDE ADDITIONAL NOTES NOW HELD BY CERTAIN SELLING HOLDERS AS INDICATED IN THE FOLLOWING TABLE:

                                                                                             NUMBER OF SHARES OF
                                                                            ADDITIONAL          COMMON STOCK
                                                                         PRINCIPAL AMOUNT       ISSUABLE UPON
                                                                        OF NOTES OWNED AND   CONVERSION OF NOTES
NAME OF SELLING HOLDER                                                   THAT MAY BE SOLD    THAT MAY BE SOLD(1)
----------------------------------------------------------------------  ------------------  ---------------------
BancAmerica Robertson Stephens........................................     $  3,500,000(2)          123,456
NationsBanc Montgomery Securities.....................................     $  3,205,000(3)          113,051

------------------------

(1) Includes only full shares of Common Stock issuable upon conversion of the Notes based on an initial conversion price of $28.35 per share (initially equivalent to a conversion price of 35,273 shares per $1,000 principal amount of Notes). A cash payment will be made in lieu of any fractional interest upon conversion.

(2) The holdings of the additional Notes indicated above are as of July 6, 1998.

(3) The holdings of the additional Notes indicated above are as of July 14, 1998. NationsBanc Montgomery Securities has engaged in transactions with and performed various investment banking and other services for the Company in the past and may do so from time to time in the future.